EXHIBIT 99.1

Excerpts from earnings call of May 2, 2012:

Mr. Herbert:

I want to make a few comments on a press announcement you may have seen from a disgruntled former Board member that is attempting to take control of the board without paying any premium to stockholders.  That former board member voluntarily resigned just last March from the USAT Board of Directors after all other board members requested him to step down due, in part, to conduct they viewed to be detrimental to USA Technologies and prohibited by our Code of Business Conduct and Ethics.  We will in due course address various self-serving and irresponsible statements this dissident has recently made in an effort to advance his personal agenda. Rest assured, your board is looking forward, not backward, and we strongly believe we have made significant progress in the last few months in turning this company around.  We are highly confident that our board has taken, and will continue to take, the necessary and right steps to benefit ALL shareholders.  Our commitment remains steadfast to provide the highest possible return in both the near and long term.

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Mr. DeMedio:

As stated above, improved operational performance led to a $1.3 million improvement in Adjusted EBITDA for the third quarter of fiscal 2012, a non-GAAP measure we have used to help track cash related operational progress.  Adjusted EBITDA was $336,029 compared to an Adjusted EBITDA loss of $(940,170) for the same period in fiscal 2011. Based on the level of recurring revenues, improved margins and our ability to maintain current operating expense levels, we believe positive Adjusted EBITDA is sustainable.  However, that would exclude any significant expenses that could, among other things, result from the recently purported proxy matter.  At this time, we are unable to gauge the extent of those additional costs.

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Mr. Herbert:
In summary, our progress to date leaves us optimistic about our future.  While the fundamental improvements in the business should continue into next quarter, as Dave indicated, unanticipated costs related to the purported proxy matter is expected to impact our financial performance.   That is truly unfortunate given the momentum we’ve established with our customers and partners and financials.

Our annual shareholder meeting is set for June 28 and between then and now, we look forward to keeping you informed of this matter.

In closing, our performance in the third quarter reflects steady progress toward the priorities I outlined to shareholders in January; namely sustainability profitability, strengthened governance, increased visibility and transparency and customer focus.

•	We are making real progress toward sustainable positive EBITDA , as evidenced by our results this quarter;
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We have strengthened corporate governance with 7 out of 9 independent directors.  We have named a lead independent director and we’ve added three outstanding new directors, including our latest addition, Al Moschner announced just yesterday.  Al is going to be a great asset to what is shaping up to be a strong board of directors to lead this company forward.

•	We have increased our transparency through earnings calls and will continue to enhance our investor relations program for best practices and in response to your valued feedback.
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And, we are more engaged with our customers than ever before.  We are leveraging our strength as a service business, expanding our footprint of connections to our ePort Connect service in vending, kiosk and other complementary small-ticket unattended markets.  These strategies are building a reliable and predictable revenue stream generated by our ePort Connect service that’s bringing with it a healthy margin profile and profit opportunity.

In short, we believe our plan is working.  We are doing what we said we would do.

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Important Additional Information:

USA Technologies will be filing a proxy statement with the Securities and Exchange Commission in connection with the solicitation of proxies for its 2012 annual meeting of shareholders. Shareholders are strongly advised to read USAT’s 2012 proxy statement (including any amendments or supplements thereto) when it becomes available because it will contain important information. Shareholders will be able to obtain copies of USAT’s 2012 proxy statement and other documents filed by USAT with the SEC in connection with its 2012 annual meeting of shareholders at the SEC’s website at www.sec.gov.

USA Technologies, its directors and its executive officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with USAT’s 2012 annual meeting of shareholders. Shareholders may obtain information regarding USAT’s directors, executive officers and other persons who may, under rules of the SEC, be considered participants in the solicitation of proxies for the 2012 annual meeting of shareholders, including their respective interests by security holdings or otherwise, in USAT’s annual report on Form 10-K for the year ended June 30, 2011, which was filed with the SEC on September 27, 2011. To the extent the interests of certain participants, by security holdings or otherwise, have changed since June 30, 2011, such changes have been or will be reflected on Form 8-Ks, Form 3s and Form 4s filed or to be filed by USAT with the SEC. Additional information regarding the interests of such individuals can also be obtained from the definitive proxy statement for USAT’s 2012 annual meeting of shareholders when it is filed by USAT with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov.